Exhibit 99.1

**For Immediate Release**

For more information, contact:
Joseph W. Kiley III, President and Chief Executive Officer
Rich Jacobson, Executive Vice President and Chief Financial Officer
(425) 255-4400

           First Financial Northwest, Inc.

Reports First Quarter Net Income of $1.8 Million or $0.14 per Diluted Share

Renton, Washington – April 28, 2016 - First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Financial Northwest Bank (the “Bank”), today reported net income for the quarter ended March 31, 2016, of $1.8 million, or $0.14 per diluted share, compared to net income of $2.1 million, or $0.16 per diluted share, for the quarter ended December 31, 2015, and $2.2 million, or $0.16 per diluted share, for the quarter ended  March 31, 2015.

Changes in the recapture of the provision for loan losses contributed significantly to the differences in net income between periods. Specifically, the Company recognized a $100,000 recapture of provision for loan losses in the quarter ended March 31, 2016, compared to a recapture of $900,000 in the quarter ended December 31, 2015, and a recapture of $100,000 in the quarter ended March 31, 2015. These recaptures were due primarily to the continued credit quality improvement of the Company’s loan portfolio and recoveries of amounts previously charged off.

“Late in the quarter, we accomplished a number of initiatives that we believe will positively impact our results going forward. Specifically, in the final week of the quarter, we purchased a $30.0 million pool of commercial real estate loans to supplement our loan originations, consisting of eight loans ranging in size from $1.3 million to $8.2 million secured by properties in Washington, Oregon, Utah, Colorado and Arizona. We opportunistically purchase loan pools secured by properties located out of our market area that meet our investment and credit quality objectives. We also used excess cash on hand to pay down a $34 million Federal Home Loan Bank advance at its March 26, 2016, maturity date. In addition, we utilized an additional $5 million in cash to increase our investment portfolio at quarter end. All of these actions were taken in our efforts to utilize our excess cash to improve earnings in future quarters,” stated Joseph W. Kiley III, President and Chief Executive Officer.

“I am also pleased to report on the success of our recent expansion efforts. Our Mill Creek office opened in September 2015 and its core deposit base increased to $10.1 million at March 31, 2016. In addition, our Edmonds office opened on March 21, 2016, and had $1.1 million in core deposits at quarter end. While we are very pleased with the design of these offices and the technology being utilized to manage expenses, our teams of experienced bankers in each office deserve the credit for these successes. We have plans to open an additional office in Renton later this year in the area known as The Landing, near the Boeing plant at the south end of Lake Washington, utilizing the same successful design elements as our Mill Creek and Edmonds offices,” continued Kiley.

Highlights for the quarter ended March 31, 2016:
  We repurchased 314,087 shares of our common stock during the quarter under the share repurchase plan approved by the Board of Directors in October 2015, at an average price of $13.36 per share. From October 29, 2015 through April 27, 2016, we repurchased a total of 800,199 shares under the plan at an average price of $13.02 per share. The current share repurchase plan authorized the repurchase of 1.4 million shares through April 27, 2016.
  The Company’s book value per share at March 31, 2016, increased to $12.52 from $12.40 at December 31, 2015, and $12.10 at March 31, 2015.
  The Bank’s Tier 1 leverage and total risk-based capital ratios at March 31, 2016, were 11.8% and 16.8%, respectively, compared to 11.6% and 17.6% at December 31, 2015, and 11.6% and 18.6% at March 31, 2015.
Based on management’s evaluation of the adequacy of the Allowance for Loan and Lease Losses (“ALLL”), there was a $100,000 recapture of provision for loan losses for the quarter ended March 31, 2016. The following items contributed to this recapture during the quarter:
  The Company received recoveries of amounts previously charged off totaling $127,000. These recoveries, offset by charge-offs of $19,000 during the quarter, contributed to an increase in its ALLL balance.
  Delinquent loans (loans over 30 days past due) increased slightly to $1.4 million at March 31, 2016, compared to $1.3 million at December 31, 2015, and $3.6 million at March 31, 2015.
  Nonperforming loans totaled $1.1 million at March 31, 2016, and December 31, 2015, compared with $2.7 million at March 31, 2015.
  Nonperforming loans as a percentage of total loans remained low at 0.14% at March 31, 2016, compared to 0.16% at December 31, 2015, and 0.39 % at March 31, 2015.
The ALLL represented 898.9% of nonperforming loans and 1.30% of total loans receivable, net of undisbursed funds, at March 31, 2016, compared to 872.2% and 1.36%, respectively, at December 31, 2015, and 392.7% and 1.54%, respectively, at March 31, 2015.

Nonperforming assets totaled $4.5 million at March 31, 2016, compared to $4.7 million at December 31, 2015, and $8.3 million at March 31, 2015. The decline in the Company’s nonperforming assets between periods was due to sales and market value adjustments of Other Real Estate Owned (“OREO”) along with payoffs of nonperforming loans.

The following table presents a breakdown of our nonperforming assets:

	Mar 31,	Dec 31,	Mar 31,	Three Month	One Year
	2016	2015	2015	Change	Change
	(Dollars in thousands)
Nonperforming loans:
One-to-four family residential	$985	$996	$494	$(11)	$491
Multifamily	-	-	1,683	-	(1,683)
Commercial real estate	-	-	425	-	(425)
Consumer	69	89	74	(20)	(5)
Total nonperforming loans	1,054	$1,085	$2,676	(31)	(1,622)

OREO	3,405	3,663	5,575	(258)	(2,170)

Total nonperforming assets (1)	$4,459	$4,748	$8,251	$(289)	$(3,792)

Nonperforming assets as a
percent of total assets	0.47%	0.48%	0.86%

(1)
The difference between nonperforming assets reported above, and the totals reported by other industry sources, is due to their inclusion of all Troubled Debt Restructured Loans ("TDRs") as nonperforming loans, although 99.7% of our TDRs were performing in accordance with their restructured terms at quarter end. The remaining 0.3% of TDRs that were nonperforming at quarter end are reported above as nonperforming loans.

The following table presents a breakdown of our OREO by county and property type at March 31, 2016:

	County			Total	Number of	Percent of
	Pierce	Kitsap	Mason	OREO	Properties	Total OREO
	(Dollars in thousands)
OREO:
Commercial real estate (1)	$2,212	$506	$687	$3,405	7	100.0%

Total OREO	$2,212	$506	$687	$3,405	7	100.0%

(1)	Of the seven properties classified as commercial real estate, three are office/retail buildings, one is developed lots, and three are undeveloped lots.

OREO decreased to $3.4 million at March 31, 2016, compared to $3.7 million at December 31, 2015, and $5.6 million at March 31, 2015, as sales and write-downs of OREO exceeded transfers of properties into OREO during the quarter and the preceding 12 months. We continue to actively market our OREO properties in an effort to minimize holding costs.

In circumstances where a customer is experiencing significant financial difficulties, the Company may elect to restructure the loan so the customer can continue to make payments while minimizing the potential loss to the Company. Such restructures must often be classified as TDRs.

The following table presents a breakdown of our TDRs:
	Mar 31, 2016	Dec 31, 2015	Mar 31, 2015	Three Month Change	One Year Change
	(Dollars in thousands)
Nonperforming TDRs:
One-to-four family residential	$131	$131	$-	$-	$131

Performing TDRs:
One-to-four family residential	$32,284	$35,099	$40,943	$(2,815)	$(8,659)
Multifamily	1,587	1,594	2,163	(7)	(576)
Commercial real estate	4,964	5,392	8,241	(428)	(3,277)
Consumer	43	43	43	-	-

Total performing TDRs	$38,878	$42,128	$51,390	$(3,250)	$(12,512)

Total TDRs	$39,009	$42,259	$51,390	$(3,250)	$(12,381)

% TDR's classified as performing	99.7%	99.7%	100.0%

Net interest income for the first quarter of 2016 increased to $7.8 million, compared to $7.7 million for the fourth quarter of 2015, and $7.5 million in the first quarter of 2015, due primarily to increases in interest income.

Interest income totaled $9.6 million during the quarter ended March 31, 2016, compared to $9.5 million in the quarter ended December 31, 2015, and $9.2 million in the quarter ended March 31, 2015. These increases related primarily to growth in average balances in loans outstanding, including continued growth in higher yielding construction loans, and an increase in balances in the Bank’s investment securities portfolio.

Interest expense remained steady at $1.8 million for the quarter ended March 31, 2016, and for the quarter ended December 31, 2015, and was $1.6 million for the quarter ended March 31, 2015. The increases over the March 31, 2015, quarter end levels are primarily the result of costs associated with redemptions of certain brokered certificates of deposit. Specifically, during the quarter ended December 31, 2015, we redeemed $10.0 million in callable brokered CDs and replaced them with lower rate brokered CDs with similar remaining maturity structures. Similarly, we redeemed $14.6 million in callable brokered CDs in the quarter ended March 31, 2016 and raised $14.1 million in new brokered CDs at lower rates. These redemptions require that the remaining unamortized fees relating to the original acquisition of the deposits be recognized at the time of redemption. As a result, our average cost of brokered certificates of deposit increased to 2.17% for the quarter ended March 31, 2016 from 1.87% for the quarter ended March 31, 2015. These redemptions will have a favorable impact in future periods as these redemptions were executed to decrease future interest expense on these deposits. Balances of brokered certificates of deposit were little changed between periods, totaling $65.6 million at March 31, 2016, compared to $66.2 million at December 31, 2015 and March 31, 2015.

Our net interest margin was 3.46% for the quarter ended March 31, 2016, compared to 3.33% for the quarter ended December 31, 2015, and 3.40% for the quarter ended March 31, 2015. The increase in the most recent quarter was primarily attributable to the deployment of funds out of low-yielding interest earning deposits into higher yielding loans and investment securities, including growth in multi-family loans, commercial real estate loans, and construction loans.

Noninterest income for the quarter ended March 31, 2016, totaled $480,000, compared to $384,000 in the quarter ended December 31, 2015, and $91,000 in the quarter ended March 31, 2015. The increase in the quarter ended March 31, 2016, compared to the quarter ended December 31, 2015, related to an increase in income from our wealth management services to $210,000 compared to $119,000 in the quarter ended December 31, 2015. The increase in the two most recent quarters compared to the results for the quarter ended March 31, 2015, were primarily related to income from the purchase of $20 million in Bank Owned Life Insurance (“BOLI”) in April 2015, and the absence of income from wealth management services in the quarter ended March 31, 2015, as we began introducing these services to our customers in May 2015.

Noninterest expense for the quarter ended March 31, 2016, increased to $5.8 million from $5.3 million in the quarter ended December 31, 2015, and $4.3 million during the quarter ended March 31, 2015. The quarter ended March 31, 2015, included a net gain on sale of OREO property of $529,000, decreasing total non-interest expenses for that period. For the quarter ended March 31, 2016, increases in occupancy and equipment expenses related to the recent opening of new offices in Edmonds and  Mill Creek, along with increased professional fees, contributed significantly to the increase in the quarter as compared to the quarters ending December 31, 2015 and March 31, 2015. Professional fees were lower in the quarter ended December 31, 2015 due to the receipt of $88,000 in legal fee reimbursements related to the payoff of a nonperforming multifamily loan during the quarter. In addition, OREO market value adjustments increased to $258,000 in the quarter ended March 31, 2016, compared to $36,000 and $50,000 for the quarters ending December 31, 2015, and March 31, 2015, respectively. This increase was primarily related to one OREO property that is currently under contract for sale. This market value adjustment was made to reflect the current market value of the property using the negotiated contract sales price.

First Financial Northwest, Inc. is the parent company of First Financial Northwest Bank; a Washington State chartered commercial bank headquartered in Renton, Washington, serving the Puget Sound Region through its three full-service banking offices. We are a part of the ABA NASDAQ Community Bank Index. For additional information about us, please visit our website at ffnwb.com and click on the “Investor Relations” link at the bottom of the page.

Forward-looking statements:

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include, but are not limited to, the following: increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – that are available on our website at www.ffnwb.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2016 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

Assets	Mar 31, 2016	Dec 31, 2015	Mar 31, 2015	Three Month Change	One Year Change

Cash on hand and in banks	$6,552	$5,713	$5,313	14.7%	23.3%
Interest-earning deposits	21,706	99,998	114,973	(78.3)	(81.1)
Investments available-for-sale, at fair value	135,133	129,565	118,110	4.3	14.4
Loans receivable, net of allowance of $9,471, $9,463, and $10,508 respectively	717,483	685,072	668,714	4.7	7.3
Premises and equipment, net	18,166	17,707	16,841	2.6	7.9
FHLB stock, at cost	4,831	6,137	6,672	(21.3)	(27.6)
Accrued interest receivable	3,114	2,968	3,106	4.9	0.3
Deferred tax assets, net	3,917	4,556	7,049	(14.0)	(44.4)
Other real estate owned ("OREO")	3,405	3,663	5,575	(7.0)	(38.9)
Bank owned life insurance ("BOLI"), net	23,474	23,309	2,796	0.7	739.6
Prepaid expenses and other assets	1,462	1,225	5,855	19.3	(75.0)
Total assets	$939,243	$979,913	$955,004	(4.2)%	(1.7)%

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing deposits	$21,186	$29,392	$19,738	(27.9)%	7.3%
Interest-bearing deposits	647,370	646,015	611,266	0.2	5.9
Total Deposits	668,556	675,407	631,004	(1.0)	6.0
Advances from the FHLB	91,500	125,500	135,500	(27.1)	(32.5)
Advance payments from borrowers for taxes and insurance	3,624	1,794	3,075	102.0	17.9
Accrued interest payable	106	135	151	(21.5)	(29.8)
Other liabilities	6,279	6,404	4,452	(2.0)	41.0
Total liabilities	$770,065	$809,240	$774,182	(4.8)%	(0.5)%

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	$-	$-	$-	n/a	n/a
Common stock, $0.01 par value; authorized 90,000,000 shares; issued and outstanding 13,510,400 shares at March 31, 2016, 13,768,814 at December 31, 2015, and 14,949,081 at March 31, 2015	135	138	150	(2.2)%	(10.0)%
Additional paid-in capital	132,564	136,338	150,826	(2.8)	(12.1)
Retained earnings, substantially restricted	43,954	42,892	38,355	2.5	14.6
Accumulated other comprehensive loss, net of tax	(140)	(1,077)	(45)	(87.0)	211.1
Unearned Employee Stock Ownership Plan ("ESOP") shares	(7,335)	(7,618)	(8,464)	(3.7)	(13.3)
Total stockholders' equity	169,178	170,673	180,822	(0.9)	(6.4)
Total liabilities and stockholders' equity	$939,243	$979,913	$955,004	(4.2)%	(1.7)%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended
	Mar 31, 2016	Dec 31, 2015	Mar 31, 2015	Three Month Change	One Year Change
Interest income
Loans, including fees	$8,727	$8,680	$8,576	0.5%	1.8%
Investments available-for-sale	675	657	512	2.7	31.8
Interest-earning deposits with banks	113	78	64	44.9	76.6
Dividends on FHLB Stock	47	49	2	(4.1)	2250.0
Total interest income	9,562	9,464	9,154	1.0	4.5
Interest expense
Deposits	1,483	1,462	1,314	1.4	12.9
FHLB advances	298	310	318	(3.9)	(6.3)
Total interest expense	1,781	1,772	1,632	0.5	9.1
Net interest income	7,781	7,692	7,522	1.2	3.4
Recapture of provision for loan losses	(100)	(900)	(100)	(88.9)	0.0
Net interest income after recapture of provision for loan losses	7,881	8,592	7,622	(8.3)	3.4

Noninterest income
Net gain on sale of investments	-	7	-	(100.0)	n/a
BOLI income	165	164	20	-	720.0
Other	315	213	71	48.4	345.1
Total noninterest income	480	384	91	25.0	427.5

Noninterest expense
Salaries and employee benefits	3,774	3,787	3,414	(0.3)	10.5
Occupancy and equipment	508	401	338	26.7	50.3
Professional fees	468	347	354	34.9	32.2
Data processing	190	236	160	(19.5)	18.8
Net (gain) loss on sale of OREO property	(1)	5	(529)	(120.0)	(99.8)
OREO market value adjustments	258	36	50	613.9	414.0
OREO related expenses, net	(20)	(16)	(48)	25.0	(58.3)
Regulatory assessments	120	119	116	0.8	3.4
Insurance and bond premiums	88	89	92	(1.1)	(4.3)
Marketing	36	21	33	76.2	12.1
Other general and administrative	352	308	310	14.3	13.5
Total noninterest expense	5,773	5,333	4,290	8.3	34.6
Income before federal income tax provision	2,588	3,643	3,423	(29.0)	(24.4)
Federal income tax provision	763	1,526	1,194	(50.0)	(36.1)
Net income	$1,825	$2,117	$2,229	(13.8)%	(18.1)%

Basic earnings per share	$0.14	$0.16	$0.16
Diluted earnings per share	$0.14	$0.16	$0.16
Weighted average number of common shares outstanding	12,744,694	12,961,238	14,036,959
Weighted average number of diluted shares outstanding	12,905,527	13,115,562	14,199,715

The following table presents a breakdown of our loan portfolio (unaudited):

	Mar 31, 2016		Dec 31, 2015		Mar 31, 2015
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
One-to-four family residential:
Permanent owner occupied	$147,912	18.8%	$147,229	19.6%	$158,541	22.3%
Permanent non-owner occupied	108,905	13.8	106,543	14.2	106,809	15.0
Construction non-owner occupied	-	0.0	-	-	500	0.1
	256,817	32.6	253,772	33.8	265,850	37.4

Multifamily:
Permanent	129,553	16.4	122,747	16.3	117,359	16.5
Construction	21,115	2.7	21,115	2.8	4,450	0.6
	150,668	19.1	143,862	19.1	121,809	17.1
Commercial real estate:
Permanent	258,946	32.9	244,211	32.5	238,227	33.5
Construction	-	-	-	-	6,100	0.9
Land	14,700	1.9	8,290	1.1	5,370	0.8
	273,646	34.8	252,501	33.6	249,697	35.2
Construction/land development: (1)
One-to-four family residential	50,770	6.4	52,233	7.0	28,810	4.1
Multifamily	35,436	4.5	25,551	3.4	19,452	2.7
Commercial	-	-	-	-	4,300	0.6
Land development	7,513	1.0	8,768	1.2	8,673	1.2
	93,719	11.9	86,552	11.6	61,235	8.6

Business	6,548	0.8	7,604	1.0	5,313	0.8
Consumer	5,972	0.8	6,979	0.9	6,716	0.9
Total loans	787,370	100.0%	751,270	100.0%	710,620	100.0%
Less:
Loans in Process ("LIP")	58,172		53,854		28,788
Deferred loan fees, net	2,244		2,881		2,610
ALLL	9,471		9,463		10,508
Loans receivable, net	$717,483		$685,072		$668,714

(1)
Excludes construction loans that will convert to permanent loans. The Company considers these loans to be "rollovers" in that one loan is originated for both the construction loan and permanent financing. These loans are classified according to the underlying collateral categories in the table above instead of in the construction/land development category.  At March 31, 2016, and December 31, 2015, $14.7 million and $8.3 million, respectively, of commercial real estate loans were not included in the construction/land development category because the Company classifies raw land or buildable lots (when it does not intend to finance the construction) as commercial real estate land loans.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures
	At or For the Quarter Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2016	2015	2015	2015	2015
	(Dollars in thousands, except per share data)
Performance Ratios:
Return on assets	0.76%	0.86%	1.01%	1.00%	0.96%
Return on equity	4.34	4.87	5.50	5.28	4.94
Dividend payout ratio	42.04	36.86	33.33	35.29	37.97
Equity to assets ratio	18.01	17.42	17.78	18.80	18.93
Interest rate spread	3.31	3.18	3.22	3.26	3.23
Net interest margin	3.46	3.33	3.38	3.42	3.40
Average interest-earning assets to average interest- bearing liabilities	118.86	119.77	120.33	120.01	121.74
Efficiency ratio	69.88	66.04	66.34	61.50	56.35
Noninterest expense as a percent of average total assets	2.41	2.17	2.22	2.06	1.84
Book value per common share	$12.52	$12.40	$12.32	$12.20	$12.10

Capital Ratios: (1)
Tier 1 leverage ratio	11.81%	11.61%	11.74%	11.70%	11.64%
Common equity tier 1 risk-based capital ratio	15.55	16.36	16.57	17.26	17.33
Tier 1 risk-based capital ratio	15.55	16.36	16.57	17.26	17.33
Total risk-based capital ratio	16.80	17.62	17.83	18.52	18.59

Asset Quality Ratios: (2)
Nonperforming loans as a percent of total loans	0.14%	0.16%	0.35%	0.36%	0.39%
Nonperforming assets as a percent of total assets	0.47	0.48	0.68	0.72	0.86
ALLL as a percent of total loans	1.30	1.36	1.48	1.58	1.54
ALLL as a percent of nonperforming loans	898.92	872.17	417.70	439.05	392.68
Net recoveries to average loans receivable, net	(0.02)	(0.03)	(0.04)	(0.09)	(0.02)

Allowance for Loan Losses:
ALLL, beginning of the quarter	$9,463	$10,146	$10,603	$10,508	$10,491
Recapture of provision	(100)	(900)	(700)	(500)	(100)
Charge-offs	(19)	-	(22)	-	(340)
Recoveries	127	217	265	595	457
ALLL, end of the quarter	$9,471	$9,463	$10,146	$10,603	$10,508

Nonperforming Assets:
Nonperforming loans (2) (3):
Nonaccrual loans	$923	$954	$2,429	$2,415	$2,676
Nonaccrual TDRs	131	131	-	-	-
Total nonperforming loans	1,054	1,085	2,429	2,415	2,676
OREO	3,405	3,663	4,235	4,416	5,575
Total nonperforming assets	$4,459	$4,748	$6,664	$6,831	$8,251

Performing TDRs	$38,878	$42,128	$46,606	$47,606	$51,390
____________
(1) Capital ratios are for First Financial Northwest Bank only.
(2) Loans are reported net of undisbursed funds.
(3) There were no loans 90 days or more past due and still accruing interest.